Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-170651) of our report dated December 10, 2025, with respect to the financial statements and supplemental schedule of Southern Bank 401(k) Retirement Plan included in this Annual Report on Form 11-K for the year ended June 30, 2025.

/sig/ Forvis Mazars, LLP

St. Louis, Missouri

December 10, 2025